CERTIFIED RESOLUTIONS

      I, Wade Bridge, Assistant Secretary of the Destination Funds (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on July 30, 2009:

         WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of Federal Insurance Company Bond No. 81907998
        (the "Fidelity Bond"); and

         WHEREAS, the amount of coverage under the Fidelity Bond is $250,000, being greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

         NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond are reasonable, and the Fidelity Bond is hereby ratified and approved; and

         FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust is designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

         FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions they deem necessary or appropriate in connection with or in furtherance of these resolutions.



July 30, 2009
                                     /s/ Wade Bridge
                                    ---------------------------------
                                    Wade Bridge, Assistant Secretary